Exhibit H

ANY REPLY OR SUBSEQUENT REFERENCE SHOULD BE ADDRESSED TO THE FINANCIAL SECRETARY AND THE FOLLOWING REFERENCE NUMBER QUOTED:-

Telephone No. 92-28600-16

Website: http://www.mof.gov.jm

Email: info@mof.gov.jm

MINISTRY OF FINANCE AND PLANNING 30 NATIONAL HEROES CIRCLE P.O. BOX 512 KINGSTON JAMAICA

CONSENT OF THE MINISTER OF FINANCE AND PLANNING

The undersigned consents to the use of his name in the Registration Statement or amendment thereto (of which this consent forms an exhibit), or any registration statement relating thereto filed on Schedule B by Jamaica with the Securities and Exchange Commission under the Securities Act of 1933, in connection with the information specified therein to have been supplied by him and stated on his authority, on the 12th day of November, 2014.

For and on behalf of The Government of Jamaica

By:	/s/ Peter D. Phillips, Ph.D
Peter D. Phillips, Ph.D
Minister of Finance and Planning